Exhibit 2.2

GUARANTY

This GUARANTY (this “Guaranty”), dated as of August 24, 2009, is made by ElectraWorks Ltd., a Gibraltar private limited company (“Guarantor”), in favor of WPT Enterprises, Inc., a Delaware corporation (“Beneficiary” or “Seller”).

RECITALS

WHEREAS, simultaneously herewith, Seller and Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), are entering into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which Buyer is agreeing to purchase substantially all of the assets of Seller, other than the Excluded Assets (as defined therein);

WHEREAS, it is a condition precedent to the execution and delivery of the Asset Purchase Agreement by Seller that Guarantor execute and deliver this Guaranty;

WHEREAS, Buyer is a wholly-owned subsidiary of Guarantor and Guarantor will receive substantial economic benefit from the consummation of the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, Guarantor is executing and delivering this Guaranty to guarantee the Guaranteed Obligations (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Definitions.  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

2.                                       Guarantee of Guaranteed Obligations.  Guarantor hereby unconditionally and irrevocably guarantees as obligor and as surety to Beneficiary the performance when due of any and all covenants, agreements and other obligations of Buyer under the Asset Purchase Agreement (including all exhibits and ancillary agreements contemplated thereunder) and each of the other Transaction Documents, now or hereafter existing, made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under or in connection with the Asset Purchase Agreement and each of the other Transaction Documents (collectively, the “WPT Transaction Documents”), as applicable, including, without limitation, the payment when due of any and all amounts owing to Seller under the terms of the Asset Purchase Agreement (all such obligations including all amendments, modifications, supplements, renewals or extensions of any of them, whether such amendments, modifications, supplements, renewals or extensions are evidenced by new or additional instruments, documents or agreements or the security therefor, or otherwise, collectively the “Guaranteed Obligations”).  In addition to acting as Guarantor, Guarantor adopts the obligations of Buyer as set forth in

Section 3.4 (non-circumvention), Section 7.12.2 (buyer acquisition transactions) and Section 7.12.3 (exploitation of purchased assets).

3.                                       Guaranty Absolute.  This Guaranty is irrevocable, absolute and unconditional in nature, relates to any Guaranteed Obligations now existing or hereafter arising and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than performance (including payment, if applicable) of all Guaranteed Obligations.  This Guaranty is a guarantee of performance of the Guaranteed Obligations and of payment (and not merely of collection) of the Guaranteed Obligations to the extent that the Guaranteed Obligations have not been performed by Buyer pursuant to the terms of the WPT Transaction Documents to which Buyer is party.  Guarantor guarantees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of each WPT Transaction Document.  Guarantor may be joined in any action to enforce Buyer’s obligations.

4.                                       Representations, Warranties and Covenants.  Each representation and warranty set out in this Section 4 is not qualified in any way whatsoever and, except as provided in this Guaranty, will be deemed to be repeated at and will not merge on the Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before the Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Seller to enter into the Asset Purchase Agreement.  Guarantor represents and warrants to Seller as follows:

(a)                                  Organization, Standing and Power.  Guarantor is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.

(b)                                 Authority.  The execution and delivery of this Guaranty (and all other agreements and instruments contemplated under this Guaranty) by Guarantor, the performance by Guarantor of its obligations hereunder, and the consummation by Guarantor of the transactions contemplated hereby have been duly authorized by all necessary action by Guarantor’s board of directors, and no other act or proceeding on the part of or on behalf of Guarantor is necessary to approve the execution and delivery of this Guaranty and such other agreements and instruments, the performance by Guarantor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Guarantor has the requisite power and authority to execute and deliver this Guaranty and all of the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Guarantor pursuant to the provisions hereof and thereof.

(c)                                  Execution and Binding Effect.   This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes, and the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto, upon their execution and delivery by Guarantor will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(d)                                 Consents and Approvals of Governmental Entities.  Other than the Gibraltar regulatory requirement to approve organizational changes to Guarantor, as applicable, there is no requirement applicable to Guarantor to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Guarantor of the transactions contemplated by this Guaranty or the Asset Purchase Agreement and the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto or thereto or the consummation by Guarantor of the transactions contemplated herein or therein.

(e)                                  No Violation.  Neither the execution, delivery and performance of this Guaranty and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Articles or Bylaws (or similar corporate document) of Guarantor, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which Guarantor or by which any of the assets of Guarantor are bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Guarantor or by which any properties or assets of Guarantor may be bound.

(f)                                    Consents.  No consents of any third party are required as a result of the execution, delivery and performance of this Guaranty or the consummation of the transactions contemplated hereby by Guarantor.

5.                                       Trust of Receivables.  Guarantor agrees that, during such time as the Guaranteed Obligations remain outstanding,  upon the occurrence and during the continuance of any breach by Buyer under any WPT Transaction Document, if Guarantor shall collect or receive any payments with respect to such indebtedness, obligation or liability of Buyer now or hereafter owed to Guarantor, such amounts shall be received by Guarantor as trustee for Beneficiary and shall be paid over to Beneficiary on account of the Guaranteed Obligations, but without reducing or affecting in any manner the obligations of Guarantor under the other provisions of this Guaranty.

6.                                       Waivers and Consents.  For purposes of this Guaranty, Guarantor shall be entitled to avail itself of any defense in relation to obligations under the Asset Purchase Agreement that could be relied upon by Buyer.  Guarantor acknowledges and agrees not to use this provision in a manner to circumvent Buyer’s or its obligations under the Asset Purchase Agreement.  Guarantor shall be deemed to have received notice at the same time as Buyer whether or not actual notice is separately sent to Guarantor.

(a)                                  The obligations of Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be limited, impaired, discharged or affected by, whether or not Guarantor shall have had notice or knowledge of any of them, any of the following.

(i)                                     any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions of any WPT Transaction Document;

(ii)                                  any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iii)                               any dissolution, cessation of business, bankruptcy, reorganization, or the like of Buyer.

(iv)                              any requirement that Beneficiary protect, secure, perfect or insure any lien or any property or exhaust any right or first take any action against Buyer or any collateral of Buyer which secures any of the Guaranteed Obligations;

(v)                                 any defense arising by reason of lack of power or authority of Buyer with respect to the WPT Transaction Documents to which it is party;

(vi)                              any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Buyer under any WPT Transaction Document or any other amendment or waiver of or any consent to departure from any such agreements, including, without limitation, any increase in or amendment to the Guaranteed Obligations;

(vii)                           any change, restructuring or termination of the corporate structure or existence of Buyer, including, without limitation, any transfer of, or Encumbrance on, any interest in Buyer;

(viii)                        the application of payments received from any source to the payment of obligations or indebtedness other than the Guaranteed Obligations, even though Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations;

(ix)                                any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations;

(x)                                   any defenses based on the statute of frauds or usury; and

(xi)                                any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

(b)                                 Until all Guaranteed Obligations have been fully performed, Guarantor hereby agrees as follows:

(i)                                     Guarantor hereby waives promptness, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any other party, protest or notice with respect to any of the obligations of any other party, and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, notices of any action or inaction, including acceptance of this Guaranty, notices of default under any WPT Transaction Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto and notices of any of the matters referred to in this Section 6 and any right to consent to any thereof, and the benefit of all other demands whatsoever (and shall not require that the same be made on any other party as a condition precedent to the obligations of Guarantor), and covenants that the obligations of Guarantor under this Guaranty will not be discharged, except by complete payment and performance of the obligations evidenced hereunder, except only as limited by the express contractual provisions of this Guaranty;

(ii)                                  Guarantor waives all rights and defenses arising out of an election of remedies by Beneficiary so long as such election of remedies shall not destroy Guarantor’s rights of subrogation and reimbursement against any other party;

(iii)                               Beneficiary is hereby authorized, without notice or demand (and any such notice being expressly waived), from time to time, (A) to accept partial payments on all or any part of the obligations of any other party; (B) to take and hold security or collateral for the payment of all or any part of the obligations of any other party; (C) to exchange, enforce, waive and release any such security or collateral for such obligations; (D) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; (E) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such obligations.  Any of the foregoing may be done in any manner, and Guarantor agrees that the same shall not affect or impair the obligations of Guarantor under this Guaranty;

(iv)                              Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, and Guarantor hereby agrees that Beneficiary shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances;

(v)                                 Guarantor agrees that neither Beneficiary nor any person or entity acting for or on behalf of Beneficiary shall be under any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the obligations secured pursuant hereto.  Guarantor further agrees that, to the extent that any other party or any other guarantor of all or any part of the obligations of any other party makes a payment or payments to Beneficiary, or Beneficiary receives any proceeds of collateral for any of the obligations of any other party, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.  Guarantor further waives any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject to this Guaranty;

(vi)                              Until all Guaranteed Obligations have been fully paid and/or performed, Guarantor waives all rights of subrogation with respect to the WPT Transaction Documents that are or may become available to Guarantor under applicable law and agrees that Guarantor will not assert such subrogation rights in any action or proceeding which Beneficiary may commence to enforce its rights under this Guaranty.  Guarantor acknowledges and agrees that it intends the foregoing to be an express waiver of its subrogation rights under applicable law;

(vii)                           Guarantor waives any benefit of, and any right to participate in, any security or collateral given to Beneficiary to secure the payment or performance of all or any part of such obligations or any other liability of any other parties to Beneficiary;

(viii)                        This Guaranty applies to all Guaranteed Obligations, whether existing now or in the future, and shall continue until the full payment and/or performance of the Guaranteed Obligations.

(ix)                                Guarantor acknowledges it will receive substantial indirect benefits from the arrangements contemplated by the WPT Transaction Documents and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits;

(x)                                   Guarantor waives the right to have the property of Buyer first applied to the Guaranteed Obligations;

(xi)                                Guarantor waives any right to require Beneficiary, as a condition of payment or performance by Guarantor, to (a) proceed against Buyer or any other guarantor of the Guaranteed Obligations or any other Person, (b) proceed against or exhaust any security held from Buyer any other guarantor of the Guaranteed Obligations or any other Person, (c) proceed against or have resort to any balance of any deposit account or credit on the books of Beneficiary in favor Buyer or any applicable Affiliates of Guarantor or any other Person, or (d) pursue any other remedy in the power of Beneficiary; and

(xii)                             Guarantor waives any defense based upon Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith, and to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty, and expressly acknowledges the reliance hereon of Beneficiary.

As used in this paragraph, any reference to “the principal” includes Buyer and any reference to “the creditor” includes Beneficiary.  No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.

7.                                       Condition of Buyer and Applicable Affiliates.  Guarantor represents and warrants to Beneficiary that Guarantor has established adequate means of obtaining from Buyer, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise), properties and ability to perform their respective obligations under the WPT Transaction Documents to which they are party.  Guarantor now is and hereafter will be completely familiar with Buyer’s businesses, operations and condition (financial and otherwise), properties and ability to perform its obligations under the WPT Transaction Documents to which it is a party.  Guarantor hereby expressly waives and relinquishes any duty on the part of Beneficiary to disclose to Guarantor any matter, fact or thing related to Buyer’s businesses, operations or condition (financial or otherwise), and properties, whether now known or hereafter known by Beneficiary during the effectiveness of this Guaranty.

8.                                       Subordination of Subrogation Claims.  Unless and until all of the Guaranteed Obligations shall have been indefeasibly satisfied, Guarantor will not exercise any rights that it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Guaranty or the WPT Transaction Documents.  If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the indefeasible satisfaction of the Guaranteed Obligations, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the WPT Transaction Documents, or to be held as collateral for any Guaranteed Obligations.

9.                                       Understandings With Respect to Waivers and Consents.  Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so.  If this Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable law, this Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

10.                                 Indemnification.  Guarantor shall indemnify, defend and hold harmless Beneficiary and its stockholders, officers, directors, Affiliates and employees (collectively, the “Indemnitees”) from and against any claim, loss, liability, judgment, cost or expense, including reasonable attorneys’ fees and disbursements (collectively, the “Claims”), asserted against, imposed upon, incurred by or caused to any of the Indemnitees, that arise out of or relate to, any breach by Guarantor of any of Guarantor’s representations, warranties, covenants or other obligations set forth in this Guaranty.

11.                                 Notices.  Any notice required or permitted by this Guaranty shall be in writing and shall be deemed sufficient (a) when delivered personally, (b) on the next Business Day following deposit with an overnight delivery service of national reputation or (c) when transmitted by facsimile (transmission confirmed), if such notice is addressed to the party to be notified at such party’s address or facsimile number as follows, or as subsequently modified by written notice.

GUARANTOR:	SELLER:

ElectraWorks Ltd.	WPT Enterprises Inc.
Suite 711	5700 Wilshire Boulevard, Suite 350
Europort	Los Angeles, CA 90036
Gibraltar	Attn: Chief Executive Officer
Attn: General Counsel	Telephone: (323) 330-9844
Telephone: 00350 200 40126	Facsimile: (323) 330-9901
Facsimile: 00350 200 42671

With a copy to:	With a copy to:

ElectraWorks Ltd.	Liner Grode Stein Yankelevitz Sunshine
Suite 711	Regenstreif & Taylor LLP
Europort	1100 Glendon Avenue, 14th Floor
Gibraltar	Los Angeles, CA 90024
Attn: Company Secretary	Attn: Joshua B. Grode, Esq.
Telephone: 00350 200 40126	Telephone: (310) 500-3500
Facsimile: 00350 200 42671	Facsimile: (310) 500-3501

12.                                 Governing Law.  This Guaranty concerns a business with significant operations in California and all questions with respect to this Guaranty and the rights and liabilities of the parties will be governed by the Laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction.

13.                                 Arbitration.  Any controversy, dispute or claim among the parties to this Guaranty, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Guaranty, shall be settled exclusively by arbitration in accordance with Appendix A hereto.

14.                                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Guaranty were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Guaranty and to enforce specifically the terms and provisions hereof and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

15.                                 Amendments.  Any term of this Guaranty may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver affected in accordance with this Section 13 shall be binding upon the parties and their respective successors and assigns.

16.                                 No Waiver.  A failure or delay by either party to exercise any right or remedy under this Guaranty shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.  A waiver by either party of any breach of or default under this Guaranty shall not be considered a waiver of a preceding or subsequent breach or default.  A purported waiver or release under this Guaranty is not effective unless it is a specific authorized written waiver or release.

17.                                 Continuing Guaranty; Assignment.  This Guaranty is a continuing guaranty and shall remain in full force and effect until all of the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and any other amounts payable under this Guaranty have been fully and finally satisfied.  Notwithstanding anything herein to the contrary, neither party shall assign or transfer its rights or obligations under this Guaranty, whether directly or indirectly or by operation of Law, or purport to do so, without the other party’s prior written consent; provided, however, that, subject to Section 3.14 (Non-circumvention) and Section 7.13 (Acquisition of Buyer) of the Asset Purchase Agreement, as applicable, such consent shall not be required for (i) an assignment of this Guaranty to an Affiliate of the assignor, or (ii) assignment of this Guaranty in the context of a merger of a party with another company, or the sale of all or substantially all of the shares or assets of a party to another company.  Subject to the aforesaid limitation, the terms and conditions of this Guaranty shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  For the purposes of clarity, nothing in this document shall be construed to allow Guarantor to circumvent (through assignment or otherwise) its affirmative obligations contained Section 3.4 (non-circumvention), Section 7.12.2 (buyer acquisition transactions) and Section 7.12.3 (exploitation of purchased assets).

18.                                 Survival of Warranties and Other Agreements.  All representations, warranties, covenants and agreements of Guarantor contained herein shall survive the execution and delivery of this Guaranty and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Guaranty

19.                                 Counterparts.  This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20.                                 Termination.  Upon performance in full of the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and all other amounts, if any, payable under this Guaranty, this Guaranty shall immediately and automatically terminate and be of no further force and effect; provided that this Guaranty shall be reinstated if at any time payment, performance or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by Beneficiary (or any permitted assignee of Beneficiary) upon the bankruptcy or reorganization of Buyer.

21.                                 Miscellaneous.

(a)  It is not necessary for Beneficiary to inquire into the capacity or powers of Guarantor, Buyer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(b)   The rights, powers and remedies given to Beneficiary by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiary by virtue of any statute or rule of law or in any of the WPT Transaction Documents or any agreement between Guarantor and Beneficiary or between Beneficiary and either of Buyer.  Any forbearance or failure to exercise, and any delay by Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy

(c)                                  Notwithstanding anything to the contrary contained herein, the obligations of Guarantor under this Guaranty shall not be larger in amount nor in any other respects more burdensome than the Guaranteed Obligations and if the obligations of Guarantor under this Guaranty exceed the Guaranteed Obligations such obligations shall be reduced in proportion to the Guaranteed Obligations.  Except as expressly waived by Guarantor herein, Guarantor shall be entitled to assert any defenses available to Buyer under the WPT Transaction Documents.

(d)                                 The provisions of this Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Guaranty, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Guaranty and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e)                                  This Guaranty, together with the other Transaction Documents, are the product of both of the parties hereto, constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Other than as contained in this Guaranty and the other Transaction Documents, there are no other written or oral representations, agreements, arrangements, or understandings existing between the parties hereto regarding this Guaranty.

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IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the duly authorized officers of Guarantor and Seller as of the date first above written.

GUARANTOR:

ElectraWorks Ltd.,
a Gibraltar private limited company

By:	/s/ Neil Cottar
Name:	Neil Cottar
Title:	Director

Seller:

WPT Enterprises, Inc.,
a Delaware corporation

By:	/s/ Steven Lipscomb
Name:	Steven Lipscomb
Title:	Founder, President & CEO

GUARANTY

SIGNATURE PAGE

APPENDIX A

Dispute Resolution

(a)                                  Arbitration as Exclusive Remedy.  Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Guaranty, including its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort of contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a single arbitrator in accordance with the Commercial Arbitration Rules of JAMS/Endispute (“JAMS”) then in effect. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; and (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential.  In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Guaranty along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.  Each party agrees that, except as otherwise set forth herein, the arbitration provisions of this Guaranty are its exclusive remedy and expressly waives any right to seek redress in another forum.  The fees of the neutral arbitrator shall be borne equally by each party during the arbitration, but the fees of the neutral arbitrator shall be borne by the losing party.

(b)                                 Exclusive Jurisdiction of California Courts.  With respect to matters not covered by arbitration, or for the purpose of confirming any arbitration award, each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of California located in Los Angeles, California, or the United States Federal District Court for California for the purposes of any suit, action or other proceeding arising out of this Guaranty.  Each of the parties agrees to commence any action, suit or proceeding relating hereto in such courts.  Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein will be effective service of process for any action, suit or proceeding in the State of California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guaranty in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(c)                                  Attorneys’ Fees.  In any dispute between the parties hereto or their representatives concerning any provision of this Guaranty or the rights and duties of any Person hereunder, the party or parties substantially prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such dispute.